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EXHIBIT 10.27


                                 JOHN H. MORROW
                      SUPPLEMENTAL RETIREMENT BENEFIT PLAN

         NELLCOR INCORPORATED (the "Corporation") hereby establishes the John H. Morrow Retirement Benefit Plan (the "Plan") for the benefit of John H. Morrow (the "Executive").

Section 1. PURPOSE

         The purpose of this Plan is to provide, through an unfunded, nonqualified arrangement, supplemental retirement benefits to the Executive as an incentive to attract and retain his services.

Section 2. DEFINITIONS

         As used herein, the following words and phrases shall have the meanings specified below unless a different meaning is clearly required by the context:

    Section 2.01. Average Monthly Compensation. "Average Monthly Compensation" means one-sixtieth (1/60) of the Executive's total Compensation for the five (5) consecutive Plan Years during which he received the largest total amount of Compensation and which will result in the highest such monthly amount. If the Executive has been an employee for less than five (5) consecutive Plan Years, but at least one full Plan Year, "Average Monthly Compensation" means his Compensation for all full Plan Years, divided by the total number of months within such full Plan Years. If the Executive has been an employee for less than one full Plan Year, "Average Monthly Compensation" means his Compensation for the period of employment divided by the number of full and fraction months of employment.

    Section 2.02. Beneficiary. "Beneficiary" shall have the meaning provided in the Qualified Plan.

    Section 2.03. Board of Directors. "Board of Directors" means the Board of Directors of the Corporation.

    Section 2.04. Committee. "Committee" means the Compensation Committee of the Board of Directors of the Corporation which shall administer this Plan or such other committee as may be appointed to administer the Plan.

    Section 2.05. Compensation. "Compensation" means, for a Plan Year or other period, (i) all salary and cash bonuses received by the Executive from the Employer and (ii) any salary or cash bonuses deferred by the Executive pursuant to either the Corporation's deferred compensation plan, a qualified cash or deferred arrangement under Section 401(k) of the Code, or a plan qualified under
Section 125. The term "Compensation" does not include any other form of compensation, including but not limited to any amounts paid from any severance pay plan, any deferred compensation plan or any other plan, from the Employer, whether or not constituting "wages" for purposes of Section 3401(a) of the Code.


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    Section 2.06. Death Benefit. "Death Benefit" means any benefit paid to a
Beneficiary upon the death of the Executive as provided under the terms of this Plan.

    Section 2.07. Disability or Disabled. "Disability" or "Disabled" means eligibility for disability benefits under the terms of the Corporation's Long-Term Disability Plan in effect at the time the Executive becomes disabled. In the event such a plan does not exist, disability shall be determined using the definition under the Corporation's last effective Long-Term Disability Plan.

    Section 2.08. Employer. "Employer" means the Corporation, its successors and assigns, or the subsidiary by which the Executive is employed, and any organization into which the Employer may be merged or consolidated or to which substantially all of its assets may be transferred.

    Section 2.09. Employment Contract. "Employment Contract" means the Employment Contract between the Corporation, Puritan-Bennett Corporation ("PB") and the Executive dated August 25, 1995, and any amendments thereto.

    Section 2.10. Plan Year. "Plan Year" means each twelve (12) month period ending on an anniversary of the Executive's first day of employment with the Corporation.

    Section 2.11. Supplemental Monthly Retirement Benefits. "Supplemental Monthly Retirement Benefits" means a monthly income due the Executive hereunder.

    Section 2.12. Qualified Plan. "Qualified Plan" means the PB Pension Plan (Restated effective January 1, 1989), as amended from time to time.

    Section 2.13. Spouse. "Spouse" means the legal wife of the Executive at the Executive's date of death.

Section 3.  RETIREMENT BENEFITS

    Section 3.01. Supplemental Monthly Retirement Benefit. If the Executive terminates employment with the Employer after attaining age fifty-five (55), he shall be entitled to a Supplemental Monthly Retirement Benefit. Such Supplemental Monthly Retirement Benefit, payable in the form of a single life annuity (the "Normal Form"), shall be an amount equal to sixty percent (60%) of the Executive's Average Monthly Compensation, reduced by an amount computed under Section 3.01(a). The amount resulting from the application of Section 3.01(a) shall then be adjusted as provided in Section 3.01(b).

    Section 3.01(a). The amount payable shall be reduced by one hundred percent (100%) of the monthly income or benefit to the extent such income or benefit is payable or could be payable to the Executive (as if paid in the form of a single life annuity commencing as of the Executive's Benefit Commencement Date) under either (A) the Qualified Plan, (B) any annuity contract distributable in connection with the termination of the Qualified Plan (regardless of the method of distribution selected by Executive), (C) the PB Supplemental Retirement Plan, or (D) the PB Make Up Plan.


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    Section 3.01(b). The Executive's Supplemental Monthly Retirement Benefit (as
adjusted by Section 3.01(a)) shall be reduced or increased based upon age at time of termination, in accordance with the following table:


                                      Amount of Supplemental
                                        Monthly Retirement
                                     Benefit (as adjusted by
Age at Termination                       Sections 3.01(a))
  of Employment                     To Which Executive Entitled
------------------                  ---------------------------
Less than 55                                     0
       55                                       50%
       60                                       75%
       65                                      100%
       70                                      125%


         In the event the Executive's age at termination of employment is within a five-year bracket, the percentage adjustment to the Supplemental Monthly Retirement Benefit shall be calculated by interpolation on a straight-line basis.

    Section 3.02. Time of Commencement of Supplemental Monthly Retirement Benefit. Payment of the Supplemental Monthly Retirement Benefit to which the Executive is entitled pursuant to Section 3.01 shall commence as of the first day of the calendar month coinciding with or next following the termination of the Executive's employment (the "Benefit Commencement Date"). However, actual payment of such Supplemental Monthly Retirement Benefit, in the Normal Form or other form provided in Section 3.03, shall be subject to the following. If the Executive has elected the form of payment of his Supplemental Monthly Retirement Benefit pursuant to Section 3.03 during a calendar year (a "Preceding Year") preceding the calendar year during which his termination of employment occurs (the "Termination Year"), then actual payment of his Supplemental Monthly Retirement Benefit shall commence on or as soon as practical following his Benefit Commencement Date. If the Executive did not make an election pursuant to
Section 3.03 during a Preceding Year, but makes such an election during the Termination Year, actual payment of his Supplemental Monthly Retirement Benefit shall commence on the first day of the next following calendar year (the "Succeeding Year"). If the Executive does not make an election pursuant to
Section 3.03 during either a Preceding Year or the Termination Year, then the Executive shall be deemed to have elected to receive payment in the Normal Form single life annuity commencing on the first day of the Succeeding Year. Notwithstanding the foregoing, any time actual payment of the Executive's Supplemental Monthly Retirement Benefit does not commence on his Benefit Commencement Date, then the first payment made shall include all payments that would have been made on or before such actual commencement date if actual payment had commenced on the Benefit Commencement Date, together with interest on all deferred payments (from the date when each such payment would have been made if actual payment had commenced on the Benefit Commencement Date) at the Most Applicable Treasury Security Rate compounded annually. The "Most Applicable Treasury Security Rate" shall be the yield-to-maturity of the Treasury Bill with a remaining term equal to one-half of the


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period beginning on the Benefit Commencement Date and ending on the date when payments actually commence, as quoted in the edition of the Wall Street Journal first published after the Benefit Commencement Date.

    Section 3.03. Form of Payment of Supplemental Monthly Retirement Benefits. The "Normal Form" of payment of the Executive's Supplemental Monthly Retirement Benefit, and the form on which the amount of such Supplemental Monthly Retirement Benefit is calculated pursuant to Section 3.01, shall be a single life annuity payable for the Executive's life only commencing as of his Benefit Commencement Date. The Executive, however, may elect in writing, filed with the Committee prior to the end of the Termination Year, to receive payment of his Supplemental Monthly Retirement Benefit in one of the following optional forms, each of which will be the "Actuarial Equivalent" (which term shall have the meaning provided in the Qualified Plan as of the Executive's Benefit Commencement Date, or in the event the Qualified Plan is terminated, as of the termination of the Qualified Plan) of the Normal Form single life annuity.

         (a) Ten-Year Certain and Continuous Option. Pursuant to this option, the Executive's Supplemental Monthly Retirement Benefit shall be payable during the Executive's life only; provided that if the Executive dies within ten years after his Benefit Commencement Date, payments in the same amount will continue to be made to the Executive's Beneficiary until a total of 120 monthly payments have been made.

         (b) Early Retirement Level Income Option. Pursuant to this option, the Executive's Supplemental Monthly Retirement Benefit payments will be made during the Executive's life only. Larger payments shall be made until the first day when the Executive is eligible to receive Social Security benefits (age 62). At that time, payments to the Executive shall be reduced by the amount of the Executive's Social Security benefit that was estimated as part of the determination of all payments to be made under this Section 3.03(b). No payments shall be made after the Executive's death.

         (c) 50%, 75%, and 100% Contingent Annuitant Option. Pursuant to this option, the Executive's Supplemental Monthly Retirement Benefit payments shall be made during the life of the Executive, with payments continuing to the Executive's designated contingent annuitant ("Contingent Annuitant") for the life of such Contingent Annuitant following the Executive's death. The Contingent Annuitant and the percentage to be paid to such Contingent Annuitant must be designated by the Executive at the time when this payment form is elected. If the Contingent Annuitant predeceases the Executive, no benefits shall be paid after the Executive's death. The amount paid to the Executive's Contingent Annuitant shall be 50%, 75%, or 100% of the amount received by the Executive during the Executive's life.

    Section 3.04. Exceptions for Certain Terminations of Employment. Notwithstanding the foregoing provisions of this Section 3 or any other provision(s) of this Plan, in the event of the termination of employment of the Executive for Good Reason (if initiated by the Executive), and/or other than for Cause (if initiated by the Corporation), then (a) even if the Executive has not at the date of termination of employment attained age fifty-five (55), he shall nevertheless be entitled to the Supplemental Monthly Retirement Benefit provided under Section 3.01 hereof; (b) the Executive shall be deemed to have been age sixty-five (65) (unless his actual age shall be greater) at the date of termination of employment so as to be entitled to 100% of


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the Supplemental Monthly Retirement Benefit (as adjusted by Section 3.01(a))
pursuant to Section 3.01(b); (c) the Benefit Commencement Date under Section
3.02 shall be the first day of the calendar month coinciding with or next following the later of the date the Executive attains age 55 or the date of his termination of employment for Good Reason or other than for Cause; provided, however, that in no event shall the Benefit Commencement Date be prior to the date all severance payments have been made pursuant to the Employment Contract; and (d) for purposes of Sections 2.01 and 2.05, the Executive shall be deemed to be employed for the full Plan Year in which he terminates employment, and the Executive's Compensation for the year of termination of employment shall be deemed to be equal to the Compensation the Executive would have earned had he remained employed for the entire year and met any individual performance goals, but based on the Company's actual performance.

         For the purposes of this Section 3.04, the terms "Cause" and "Good Reason" shall have the meanings set forth in the Employment Contract.

Section 4.  DEATH BENEFITS

    Section 4.01. Death Before Commencement of Benefits. In the event the Executive dies or becomes Disabled prior to his Benefit Commencement Date and has a surviving Spouse, then his surviving Spouse shall be entitled to a Death Benefit in the form of a monthly annuity payable for the life of the Spouse only. The monthly Death Benefit shall be an amount equal to 50% of the annuity amount that would have been payable to the Executive during his life if he had survived, terminated employment at the later of age fifty-five (55) or the date of his death, elected immediate payment in the form of a 50% contingent annuity pursuant to Section 3.03(c), and designated his Spouse as the Contingent Annuitant. If the Executive had not attained age fifty-five (55) at the time of his death, payment of the Death Benefit hereunder to his surviving Spouse will not commence until the date that the deceased Executive would have attained age fifty-five (55), and no Death Benefit shall be payable in the event his surviving Spouse dies before such date. No Death Benefit will be paid hereunder if the Executive dies before his Benefit Commencement Date and is not then married.

    Section 4.02. Death After Commencement of Benefits. If the Executive dies after his Benefit Commencement Date, the Executive's Beneficiary shall be entitled to receive, in a single lump sum, a Special Death Benefit in an amount equal to twelve (12) times the monthly Supplemental Monthly Retirement Benefit calculated on the basis of the Normal Form single life annuity (regardless of the form in which such Executive's Supplemental Monthly Retirement Benefit was being paid or was payable prior to his death). If the Executive dies following his Benefit Commencement Date, no other or additional death benefits will be payable except to the extent provided under any optional form of payment selected by the Executive

Section 5.  DISABILITY

    Section 5.01. Disability. If the Executive is Disabled, the Executive shall commence receiving benefits under this Plan at such time as he commences receiving benefits under the Corporation's Long-Term Disability Plan, as it may be amended from time to time, or any successor plan, or, in the absence of such a plan, at the time benefits would have been payable under the Corporation's last effective Long-Term Disability Plan. At such time,


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Supplemental Monthly Retirement Benefits shall be paid as determined in Section
3.01 hereunder as though the Executive had retired on the date of his Disability.

Section 6.  PLAN ADMINISTRATION

    Section 6.01. Committee. The Committee shall administer the Plan and keep records of the Executive's benefits.

    Section 6.02. Legal Counsel and Advisors. The Committee may employ such counsel, accountants, actuaries, and other agents as it deems advisable. The Corporation shall pay the compensation of such counsel, accountants, actuaries, and other agents and any other expense incurred by the Committee in the administration of the Plan.

Section 7.  MISCELLANEOUS PROVISIONS

    Section 7.01. No Guarantee of Employment. Nothing contained in this Plan shall be deemed to give the Executive the right to be retained in the service of the Employer or to interfere with the right of the Employer to discharge the Executive at any time regardless of the effect which such discharge shall have upon him as a member of this Plan.

    Section 7.02. Nature of Employer's Obligations. The benefits provided under this Plan shall be payable solely from the general assets of the Employer, and neither the Executive nor the Executive's Spouse or estate shall have any interest in any assets of the Employer by virtue of this Plan.

    Section 7.03. Rights Not Assignable. Except insofar as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization, or attachment of any benefits under this Plan shall be valid or recognized by the Committee.

    Section 7.04. Inurements; Successors, Mergers, or Consolidations. This Plan shall inure to the benefit of and be binding upon (i) the Employer and its successors and assigns, including, without limitation, any person, organization, or corporation which may acquire substantially all assets and business of the Employer, or any corporation with which or into which the Employer may be merged or consolidated, and (ii) the Executive and his heirs, executors, administrators, and legal representatives.

    Section 7.05. Construction. This Plan shall be governed by, and interpreted and enforced in accordance with, the laws of the State in which the Executive resides at the time the dispute arises.

    Section 7.06. Plurality Clause. Words in the singular shall be read and construed as though used in the plural in all cases where they would so apply.

    Section 7.07. Benefits Upon Removal from Plan. The Executive shall not be removed from membership in this Plan unless:

         (a) The Executive is convicted for a felonious act against the Employer; or


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         (b) The Executive breaches the terms of the Agreement.

         If a Executive is removed from this Plan pursuant to this Section, all future benefits payable under this Plan to the Executive or Beneficiary shall cease.

    Section 7.08. Conditions to Payment of Benefits. The payment of benefits to the Executive or Beneficiary under this Plan is conditioned upon and subject to the following conditions:

         (a) Competition Restriction. During the period of employment and during the period that the Executive is receiving Supplemental Monthly Retirement Benefits under this Plan, the Executive shall not directly or indirectly become or serve as an officer, director or employee of, or consultant to, or independent contractor for any individual, partnership, joint venture or corporation, nor owner of any business, nor member of any partnership or joint venture which, in the judgment of the Committee, competes with the Employer, unless the Executive shall have obtained the prior written consent of the Committee.

         (b) Advisory Services. The Executive agrees that, as long as he is to receive any payment from the Plan, and as long as he is physically and mentally able to do so, he will render to the Corporation, as an independent contractor, such advice, counsel, or other services as the Corporation may reasonably and from time to time require, at the times and places mutually agreeable to Executive and Corporation. For such advice, counsel, and other services as the Executive may render in accordance with the provisions of this Section, the Executive shall be compensated by the Corporation as an independent contractor in such amounts as shall be reasonably agreed to between the Executive and the Corporation. In addition, the Corporation shall reimburse the Executive for reasonable travel expense from whatever place the Executive may then be living and for other reasonable expenses incurred by the Executive in rendering such advisory services.

    Section 7.09. Arbitration and Amendment; Waivers. The arbitration and amendment/waiver provisions set forth in the Employment Contract are hereby incorporated into this Plan.

         IN WITNESS WHEREOF, the Corporation has caused this Plan to be executed this 25th day of August, 1995, to be effective on such date.


ATTEST:  (SEAL)                        NELLCOR INCORPORATED

By:                                    By:
   ------------------------               ------------------------
           Secretary                               President


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